Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent registered public accountants, we hereby consent to the incorporation by reference in Registration Statement Nos. 333-228983, 333-227886, 333-225053 and 333-220509 on Forms S-3 and Registration Statement Nos. 333-229517, 333-219027, and 333-189748 on Forms S-8 of our report dated April 15, 2019, relating to the consolidated financial statements of Youngevity International, Inc. and Subsidiaries (“Company”) as of and for the year ended December 31, 2018 (which includes explanatory paragraphs related to the change in the method of accounting for revenue and the uncertainty of the Company’s ability to continue as a going concern), included in this Annual Report on Form 10-K for the year ended December 31, 2019.

/s/ Mayer Hoffman McCann P.C.
San Diego, California
June 24, 2021